UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2010 (August 30, 2010)

 ULTIMATE ESCAPES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33743	26-0188408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Vine Street, Suite 225
Kissimmee, Florida 34741
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (407) 483-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 30, 2010, the subsidiaries of Ultimate Escapes, Inc., a Delaware corporation (the “Company”), which are borrowers (collectively, the “Borrowers”) or guarantors (collectively, the “Guarantors”) under the Consolidated Amended and Restated Loan and Security Agreement, dated as of September 15, 2009 (the “Loan Agreement”), with CapitalSource Finance LLC (the “Agent”) and the other lenders party thereto (collectively, the “Lenders”), entered into a forbearance agreement, effective as of August 25, 2010 (the “Forbearance Agreement”), with Agent and the Lenders. Under the Forbearance Agreement, Agent and the Lenders agreed, subject to the terms and conditions contained in the Forbearance Agreement, not to exercise or enforce, until the Forbearance Termination Date (as defined below), their rights or remedies under the Loan Agreement and related documents with respect to the following events of default that have occurred or are expected to occur under the Loan Agreement (the “Specified Events of Default”):  (i) the Borrowers’ failure to make interest payments due on or before each of June 5, 2010, July 5, 2010 and August 5, 2010 under the Loan Agreement, (ii) the Borrowers’ failure to maintain the minimum cash balance required under the Loan Agreement, (iii) the Borrowers’ failure to pay certain home owners association fees which have resulted and may in the future result in the creation of liens upon the Borrowers’ assets, (iv) the Borrowers’ default in the payment of indebtedness for borrowed money in excess of $500,000 with respect to a property owned by an affiliate of the Borrowers and (v) the Borrowers’ anticipated failure to make the interest payment due on or before September 5, 2010 under the Loan Agreement.   The “Forbearance Termination Date” under the Forbearance Agreement is the earliest to occur of 5:00 p.m. (New York, New York time) on September 10, 2010 or the date on which any of the following events occurs:  (i) an event of default under the Loan Agreement or related loan documents, other than the Specified Events of Default, (ii) the failure of any Borrower or any Guarantor under the Loan Agreement to comply with the terms of the Forbearance Agreement, (iii) the termination, replacement or a material modification of the terms of engagement of the Chief Restructuring Officer (as described below) without the prior written consent of the Agent, (iv) any representation or warranty made by the Borrowers or any Guarantor in the Forbearance Agreement, the Loan Agreement or related loan documents is determined by the Agent to have been false or misleading in any respect when made, (v) the initiation of any federal or state bankruptcy, insolvency or similar proceeding by or against Borrowers or any Guarantor, (vi) the commencement of litigation or legal proceedings by the Borrowers or any Guarantor or any of their affiliates against the Agent, the Lenders or any of their affiliates, (vii) the claim, initiation or commencement of any claim or proceeding in favor of, through or by any Borrower or any Guarantor which alleges that the release of Agent and the Lenders set forth in the Forbearance Agreement is invalid or unenforceable or (viii) the filing or commencement of any criminal indictment, charge or proceeding pursuant to Federal or state law against any Borrower or any Guarantor.  On the Forbearance Termination Date, the Agent may elect to deem the Borrowers’ obligations under the Loan Agreement to be automatically accelerated and immediately due and payable.

As a condition precedent to the effectiveness of the Forbearance Agreement, the Company’s subsidiary, Ultimate Escapes Holdings, LLC (“UEH”), has retained an employee of CRG Partners Group, LLC (“CRG”) to serve as UEH’s Chief Restructuring Officer, as part of an engagement by UEH of CRG to provide financial, operational and other advice to UEH.  Under the Forbearance Agreement, the Borrowers are required to continue to employ an officer or principal of a nationally recognized restructuring firm to serve in the capacity of Chief Restructuring Officer of UEH, and to cause such person to perform certain specified duties, including creating and implementing an operating strategy designed to optimize cash flow from operations, formulating and directing the process for any potential sale and/or merger of UEH or the Company’s vacation clubs, proposing, implementing and leading the Borrowers’ restructuring initiatives, formulating and directing the Borrowers’ asset disposition process, including the proposed sale of certain of the Borrowers’ specified properties, and evaluating and recommending the retention of any professionals, including an investment banker and/or real estate broker, to assist in accomplishing any of such actions.  The Forbearance Agreement also requires the Borrowers to not, without the Agent’s prior written consent, incur costs or expenses in excess of 5% on a cumulative basis for any period covered by a budget approved by the Agent in connection with the Forbearance Agreement, and to deliver to the Agent a weekly reconciliation of actual receipts and disbursements to such approved budget.

The board of directors of the Company, including a special committee consisting of the independent directors of the Company, is actively working with CRG to effect an immediate process to solicit and review strategic alternatives for the Company which could include a new debt or equity financing for the Company or a sale of all or sustainably all of the assets of the Company to a third party.  While no assurance can be given that a plan acceptable to the Lender will be completed before the end of the aforementioned forbearance period, management of the Company believes that the best value for all constituencies involved will be realized by a plan that involves the continuation of the operation of the business of the Company as a going concern.

The description of the Forbearance Agreement and the terms thereof are qualified in their entirety to the full text of the Forbearance Agreement, which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Forbearance Agreement, effective as of August 25, 2010, among the Agent, the Lenders, the Borrowers and the Guarantors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTIMATE ESCAPES, INC.

/s/ James M. Tousignant
James M. Tousignant
Chief Executive Officer

Dated: August 31, 2010

EXHIBIT INDEX

10.1	Forbearance Agreement, effective as of August 25, 2010, among the Agent, the Lenders, the Borrowers and the Guarantors.